EXHIBIT 10.3



                         Comprehensive Resource Advisors

                         MANAGEMENT CONSULTING AGREEMENT

This  AGREEMENT is made this 1st day of August 2001 between  Panama  Industries,
Inc. (THE COMPANY) with its principle business offices located at 76 North Broadway, Hicksville, New York 11801 and Comprehensive Resource Advisors, Inc., (THE FIRM), with its principle business offices located at 199 Willis Avenue, Mineola, NY 11501, and is deemed to be effective as of this date, August 1st, 2001.



During  the  last 15  years,  the  principals  of THE FIRM  have  had  extensive
Management Consulting experience with a variety of private and public corporations. This AGREEMENT pertains to retaining THE FIRM as Management Consultants, reporting directly to the Chairman of THE COMPANY, unless specifically directed otherwise. THE COMPANY wishes to retain THE FIRM and accordingly THE FIRM and THE COMPANY agree to as follows:



1. Services
     a. THE FIRM, shall provide sound advice and other consulting services to THE COMPANY with respect to matters related to the operations, technology, control, management, and financing of THE COMPANY.
     b. THE FIRM will utilize their best efforts to provide the services to THE COMPANY
     c. THE FIRM will be available to discuss any and all company matters that are presented, within a reasonable period of time and with a high degree of discretion.
     d. THE COMPANY on a monthly basis will provide the "NOBO" Report to THE FIRM. THE COMPANY will provide to THE FIRM the Weekly DTC Report.
     e. THE FIRM can and will provide the following list of services at the request of THE COMPANY and with an agreed upon cost for each specific service identified.






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                    Description of Special Services Available


               1.   Management Consulting
               2.   SEC Filings
               3.   Merger & Acquisition Advice
               4.   Due Diligence Effort
               5.   Investor Relations
               6.   Public Relations
               7.   Facilitate Introductions to Broker/Dealers Firms
               8.   Facilitate Introductions to Investment Banking Firms
               9.   Strategic Market Analysis
               10.  Financial Analysis
               11.  Organizational Analysis
               12.  Web Site Development
               13.  Coordinate Work Between Other Professionals



2. Compensation
     a.   A  retainer  of  250,000  shares of THE  COMPANY'S  Common  Stock with immediate  registration  rights for  consideration  of the  consulting services provided by the THE FIRM, shall be made available upon the signing of this AGREEMENT. This retainer is a non-refundable payment made to engage the resources of THE FIRM
     b. It is understood that the usual rate for THE FIRM is $500 per hour, in lieu of this, THE FIRM will accept and THE COMPANY will deliver to THE FIRM, located at 199 Willis Avenue, Mineola, NY 11501, a block of shares of THE COMPANY Common Stock.
     c. Upon presentation of receipts, THE COMPANY, agrees to pay all necessary and reasonable business expenses for any and all tasks assigned to THE FIRM, including, but not limited to travel, entertainment, and material supplies.



3. Competition
     a. THE FIRM represents to THE COMPANY that they do not have any AGREEMENT to provide consulting services to any other party, firm, or company in the same industries as THE COMPANY, and will not enter into any such AGREEMENT during the term of this AGREEMENT.



4. Confidentiality
     a. THE FIRM agrees that it will not communicate to any person, firm, or corporation any information relating to customer lists, prices, secrets, advertising, nor any confidential knowledge or secrets which he might from time to time may acquire with respect to the business of THE COMPANY or any of its affiliates or subsidiaries. This clause shall survive for one year after the termination of this AGREEMENT.


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5. Defense and Indemnification

     a. THE COMPANY agrees, at its sole expense, to defend THE FIRM, and to indemnify and hold the THE FIRM harmless from, any claims or suits by a third party against the THE FIRM or any liabilities or judgments based thereon, either arising from THE FIRM's performance of services for THE COMPANY under this AGREEMENT or arising from any Company products which result from THE FIRM's performance of general services under this AGREEMENT provided THE FIRM is not liable for any intentional act or negligence.

6. Term and Termination
     a. This AGREEMENT shall be for a term of 12 months, and is renewable upon reasonable terms and conditions as may be agreed upon by THE COMPANY and THE FIRM. THE FIRM must be notified in writing, no less than 60 days prior to the termination of this agreement of THE COMPANY's intention not to renew.
     b. Termination is upon 60 days written notice between either of the parties to this AGREEMENT

7. Miscellaneous

     a. Any and all work generated on behalf of THE COMPANY including but not limited to: databases, models, charts and, presentations, which will remain the sole ownership of THE COMPANY and will be turned over to THE COMPANY as required.
     b. The relationship created by this AGREEMENT shall be that of independent contractor, and THE FIRM shall have no authority to bind or act as agent for THE COMPANY or its employees for any purpose, unless specifically designated by the Chairman in writing.
     c. Notice given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:

         THE COMPANY       Panama Industries, Inc.
                           76 North Broadway Hicksville, New York 11801

         THE FIRM          Comprehensive Resource Advisors, Inc.
                           199 Willis Avenue, Mineola, New York 11501


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     d.   This  AGREEMENT  replaces any previous  AGREEMENT and the  discussions relating to the subject matters hereof and constitutes the entire AGREEMENT between THE COMPANY and THE FIRM with respect to the subject matters of this AGREEMENT. This AGREEMENT may not be modified in any respect by any verbal statement, representation, or AGREEMENT made by any employee, officer, or representative of THE COMPANY, or by any written documents unless it is signed by an officer of THE COMPANY and by THE FIRM.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT effective the date first stated above. This AGREEMENT is bound under the Laws of the State of New York and shall be construed and enforced in accordance with those laws. Any remedies on breach of the AGREEMENT will be determined exclusively through binding arbitration provided by the New York State court system.

By:__________________________________           ________________
Andrew Mazzone- Chairman of the Board                 Date

By: _________________________________           ________________
Lee Rubinstein - President                            Date









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